EXHIBIT 10.2

Summary of Compensation for Chief Financial Officer

The compensation payable to Mr. Stephen Irlbeck following his appointment as the Chief Financial Officer of Western Capital Resources, Inc. is the same as his compensation prior to such appointment, when he served as Senior Director of Accounting.  In this regard, Mr. Irlbeck receives:

•	an annual salary of $140,000
•	benefits that are identical to those offered to other employees and executive officers
•
eligibility to participate in Western Capital Resource’s annual performance-based management bonus pool.  Mr. Irlbeck’s percentage participation in such bonus pool is not fixed; but rather is determined on an annual basis at the discretion of the Board of Directors.